SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X]
Filed by a party other than the registrant[ ]

Check the appropriate box:

 [ ]  Preliminary proxy statement.           [ ]  CONFIDENTIAL, FOR USE OF THE
 [ ]  Definitive proxy statement.                 COMMISSION ONLY (AS PERMITTED
 [ ]  Definitive additional materials.            BY RULE 14A-6(E)(2)).
 [x]  Soliciting material under Rule 14a-12.


                              PAPP FOCUS FUND, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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     to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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



                                December 1, 2003


Shareholders of the Papp Focus Fund, Inc.


Dear Fellow Shareholders:

We are writing to you to explain the enclosed Supplement dated November 25, 2003 to the Prospectus and Statement of Additional Information dated May 1, 2003 for the Papp Focus Fund, Inc. ("The Supplement"). As "The Supplement" states, the Board of Directors of the Papp Focus Fund (the "Fund") unanimously voted to recommend that the shareholders of the Fund authorize a plan of liquidation. The Board of Directors took this action for several reasons:

1. With total net assets of less than $1.8 million as of November 28, 2003, the Board has concluded that the continued operation of the Fund at this size is not economically feasible or in the best interests of the Fund or its stockholders.

2. The Fund's performance has been augmented by expense reimbursements by the Adviser, which the Adviser is under no obligation to continue. The Adviser is presently reimbursing the Fund for a large portion of its operating expenses. The Fund's returns without these reimbursements would likely make the Fund unattractive to new investors.

3. The Fund has been unable to attract additional investors in order to attain a level of assets that would enable it to absorb all of the expenses of its operations and offer a competitive return.

We expect to issue a notice of special meeting of stockholders along with a proxy statement for that meeting shortly. We hope to be able to mail those documents to you later this month. We anticipate having a special meeting of stockholders in mid-January to consider the proposal to liquidate, dissolve and terminate the Fund in accordance with the plan of liquidation adopted by the Board of Directors at their meeting on November 21, 2003.

The Notice of Special Meeting of stockholders and the proxy statement for that meeting will contain detailed information about the proposal, the timing, the tax repercussions to shareholders, and much more important information that stockholders will need to consider. We are writing this letter to you to try to clarify what we anticipate will happen and when it is likely to happen.

The Fund began operations on March 2, 1998 at a net asset value of $10.00 per share. On Friday, November 28, 2003, the net asset value of the Fund was exactly $10.00 per share. On Friday, November 28, 2003, the Fund had total net assets of approximately $1,722,791.78.

If you have any questions about the Supplement, the Fund, or the plan of liquidation, please contact any of the three of us by phone at 1-800-421-0131, by mail at 6225 North 24th Street, Suite 150, Phoenix, Arizona 85016, or by email at rosep@roypapp.com and harry@roypapp.com.

We appreciate your investment in the Fund, and your support of our organization.

    Best regards,


/s/ Roy Papp                /s/ Harry Papp                 /s/ Rose Papp

    Roy Papp                   Harry Papp                     Rose Papp
    Chairman                   President                      Treasurer

HP/vr
Enclosure

You should read the proxy statement when it becomes available because it will contain important information. You may obtain free copies of the proxy statement, as well as the Fund's prospectus, statement of additional information and shareholder reports, by writing: Papp Funds, 6225 North 24th Street, Suite 150, Phoenix, Arizona 85016; or by calling (602) 956-1115 or (800) 421-4004. In addition, you may obtain the proxy statement, and any other relevant documents, for free directly from the Securities and Exchange Commission's web site at http://www.sec.gov.

The Fund and each director (L. Roy Papp, Harry A. Papp, Rosellen C. Papp, Julie
A. Hein, James K. Ballinger, Amy S. Clague and Carolyn P. O'Malley) may be deemed participants in a solicitation of proxies in connection with the special meeting of shareholders. As of December 1, 2003, the directors beneficially owned, in the aggregate, 27% of the outstanding shares of the Fund.